Exhibit 23.11

CONSENT OF QUALIFIED PERSON

L3 Process Development hereby consents to the public filing of Sections 10.2, 10.2.1 to 10.2.3, 14.1.2, 14.1.4, 14.2.2, 14.2.4, 14.3.2, 14.3.4, 14.4.2, 14.4.4, 22.4, 22.6, 23.1.2, and 23.1.5 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-3 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

L3 Process Development also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

L3 Process Development also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

L3 Process Development certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 14th day of April 2023 at Salt Lake City.

/s/ Eric Larochelle
Eric Larochelle Ing.
Co-Owner - CEO
L3 Process Development